Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vringo, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-164575, No. 333-178700, No. 333-180493, No. 333-180609, and No. 333-182823) on Forms S-3, and the registrations statements (No. 333-181477 and No. 333-182853) on Forms S-8, of Vringo, Inc. and subsidiaries of our report dated March 10, 2014, with respect to the consolidated balance sheets of Vringo, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Vringo, Inc. and subsidiaries.

/s/ Somekh Chaikin

Certified Public Accountants (Isr.)

A member firm of KPMG International

Jerusalem, Israel

March 16, 2015